EXHIBIT 99.04

                      CAUTIONARY STATEMENTS - KU ENERGY AND KU


    The following are cautionary statements, assumptions and other factors that could cause the Company's or KU's actual results to differ materially from those contemplated in any forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

     1. Increased competition in the utility industry including effects of: decreasing margins as a result of competitive pressures; industry restructuring initiatives; inability to recover in rates a return on investments made under regulation; legislation or regulatory initiatives (such as retail wheeling, open access or customer choice) designed to increase competition and the presence of new competitors entering KU's service territory, including other traditional utilities, nonutility generators, power marketers, power brokers and others.
         These factors could result in lower revenues and earnings.

     2. Economic conditions affecting customers businesses producing changes in demand for their products or services or changes in their cost structures causing fluctuations in the amount of energy purchased from KU. These factors could have a significant impact on the economic health of KU s service territory, which (in turn) could have an adverse impact on revenues and earnings.

     3. Increased capital and other costs of providing for increased customer demand (through addition of peaking capacity or purchased power). Increased costs not recovered from customers because of competitive pressure on prices, lack of rate relief or other reasons could result in lower earnings.

     4. Financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Federal Energy Regulatory Commission and applicable state utility regulatory bodies. These could adversely affect reported results.

     5. Availability or cost of capital, which may be affected by, or may affect, interest rates, market perceptions of the utility and energy-related industries, the Company or any of its subsidiaries or changes in security ratings of the Company or KU. Increases in capital costs, without corresponding increases in revenues, would adversely affect earnings.

     6. Unusual weather conditions; catastrophic weather-related events; unscheduled generation outages; unanticipated changes in the cost or availability of fuel or gas supply due to higher demand, shortages or transportation problems; or electric transmission system or gas pipeline constraints. The foregoing could adversely affect operating results.

     7. Economic conditions including significant fluctuations in the rate of inflation. Increased costs caused by inflation, without corresponding increases in revenues would adversely affect earnings.



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     8.  Changes in monetary, fiscal, tax or environmental policies of governments or governmental agencies, which may significantly affect costs of capital, expense levels or costs of compliance with existing or future environmental requirements. Such increases in costs, without corresponding increases in revenues, would adversely affect earnings.

     9. Employee workforce factors including changes in collective bargaining agreements with union employees, or work stoppages, which may increase costs or reduce revenues.

    10. Significant changes in policies of regulatory agencies with jurisdiction over KU's rates, which may adversely affect revenues and earnings.

    11. Costs and other effects of legal and administrative proceedings, settlements, investigations and claims, including but not limited to those described in Notes 4 and 9 of the Notes to Consolidated Financial Statements in the Company's and KU's Annual Report on Form 10-K for the year ended December 31, 1997.

    12. Development of new technology such as distributed generation provided by others which would result in lower sales. This could result in lower revenues and earnings.

    Neither the Company nor KU undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.














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